Exhibit 23.1

805 Third Avenue

14th Floor

New York, NY 10022

212.838-5100

212.838.2676/ Fax

www.rbsmllp.com

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and shareholders

Applied Energetics, Inc.

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-146766) of Applied Energetics, Inc. of our report dated March 31, 2017, relating to the consolidated financial statements, which appear in this Form 10-K. Our report contains an explanatory paragraph regarding the company’s ability to continue as a going concern.

New York, NY

March 31, 2017